Exhibit 10.55

Tenant: QlikTech Inc.

Premises: Suites E120, E130, E200, E220, E300 and D300

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (“Amendment”) made and entered into this 25th day of February, 2014, by and between RADNOR PROPERTIES – SDC, L.P. (“Landlord”) and QLIKTECH INC. (“Tenant”).

WHEREAS, Landlord leases certain premises consisting of 43,420 rentable square feet of space commonly referred to as Suites E120, E200, E220, and E300 (“Existing Premises”) located at 150 North Radnor-Chester Road, Radnor, Pennsylvania 19087 (“Building”), to Tenant pursuant to a Lease dated November 15, 2005 (“Original Lease”) as amended by the First Amendment to Lease dated March 13, 2009 (“First Amendment), Second Amendment to Lease dated November 25, 2010 (“Second Amendment”), Third Amendment to Lease dated June 30, 2011 (“Third Amendment”) and Fourth Amendment to Lease dated August 13, 2013 (“Fourth Amendment” and collectively, “Existing Lease”; the Existing Lease and this Amendment are hereinafter together referred to as “Lease”); and

WHEREAS, Landlord and Tenant wish to amend the Existing Lease to expand the Existing Premises and extend the term of the Existing Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Existing Lease shall be and the same is hereby amended as follows:

1. Incorporation of Recitals. The recitals set forth above, the Existing Lease referred to therein are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Existing Lease.

2. Lease of Fifth Amendment Additional Premises.

(a) The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space in the Building, known as Suite D300 containing approximately 17,152 rentable square feet (“Fifth Amendment Additional Premises”), as shown on Exhibit “A” attached hereto and made a part hereof. The Term of the Lease for the Fifth Amendment Additional Premises shall commence (“Fifth Amendment Additional Premises Commencement Date”) on the date which the Fifth Amendment Additional Premises has been Substantially Completed (as hereinafter defined), which is estimated to be August 1, 2014. Tenant and its authorized agents, employees and contractors shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Commencement Date to enter the Fifth Amendment Additional Premises for the purpose of taking measurements and installing its furnishings, fixtures and equipment, provided that Tenant acknowledges that all provisions of the Lease shall then be in full force and effect (except the obligation to pay Fixed Rent and Additional Rent). Furthermore, Tenant’s entry in the Fifth Amendment Additional Premises shall not interfere with Landlord’s construction and completion of the Landlord’s Work and any such interference shall be considered a Tenant Delay hereunder. In connection with such early access, Tenant shall follow the reasonable policies and safety directives of Landlord and Landlord’s contractor. The Fifth Amendment Additional Premises shall be deemed “Substantially Completed” when the Fifth Amendment Additional Premises Work has been substantially completed to the extent that the Fifth Amendment Additional Premises may be occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, Landlord has procured either a temporary or permanent certificate of occupancy permitting the occupancy of the Fifth Amendment Additional Premises, if required by law, and Landlord has delivered possession of the Fifth Amendment Additional Premises to Tenant. The Term shall expire on December 31, 2021 (“Fifth Amendment Additional Premises Expiration Date”).

(b) Landlord’s Work. Landlord, in a good and workmanlike manner and using Building standard materials and finishes, shall construct and do such other work in the Fifth Amendment Additional Premises (collectively, “Landlord’s Work”) in substantial conformity with the plans and outline specifications of the plan,              prepared by                      dated                     , attached hereto as Exhibit “A”. If any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. If Landlord’s Work is delayed in being Substantially Completed (as hereinafter defined) as a result of: (i) Tenant’s failure to furnish plans and specifications or provide any other reasonably requested information or approvals related to the furtherance of Landlord’s Work within five (5) business days following Landlord’s written request to Tenant for the same; (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard; (iii) Tenant’s changes in said plans, including but not limited to any Change Order (as hereinafter defined); (iv) the performance or completion of any work, labor or services by Tenant or any party employed or engaged by or on behalf of Tenant; or (v) Tenant’s failure to approve final plans, working drawings or reflective ceiling plans within five (5) business days following Landlord’s written request to Tenant for the same (each, a “Tenant’s Delay”); then the Fifth Amendment Additional Premises Commencement Date and the payment of Fixed Rent hereunder shall be accelerated by the number of days by which such Tenant Delay caused Landlord’s Work to be delayed in being Substantially Completed. If any change, revision or supplement to the scope of the Landlord’s Work is requested by Tenant (“Change Order”) then all such increased costs associated with such Change Order shall be paid by Tenant upfront and the occurrence of the Change Order shall not change the Fifth Amendment Additional Premises Commencement Date and shall not alter Tenant’s obligations under the Lease. After receipt of notification from Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Fifth Amendment Additional Premises at which time a punchlist of outstanding items, if any, shall be generated. Within a reasonable time thereafter, Landlord shall complete the punchlist items to Tenant’s reasonable satisfaction. Except for Landlord’s obligation to complete the Landlord’s Work, Tenant shall lease the Fifth Amendment Additional Premises in “AS IS” condition, without representation or warranty.

(c) Landlord shall only be responsible for payment of a maximum cost of $643,200.00 (i.e., $37.50 per rentable square foot of the Fifth Amendment Additional Premises) for all costs and expenses of and related to the Landlord’s Work (“Tenant Allowance”). All costs in excess thereof estimated to become due for the Landlord’s Work shall be paid by Tenant to Landlord upon the execution of the Lease and, thereafter, any additional costs in excess of the estimate that become due shall be paid by Tenant to Landlord within thirty (30) days of receipt of invoice therefor.

(d) Landlord shall only be responsible for payment of a maximum cost of $171,520.00 (“Maximum Contribution”) (i.e., $10.00 per rentable square foot of the Fifth Amendment Additional Premises) for the Total Costs (as hereinafter defined) of the construction of a tenant bridge (“Tenant Bridge Work”) (“Tenant Bridge Allowance”). The amount of the Maximum Contribution paid by Landlord for the Tenant Bridge Work shall be referred to as the “Landlord Bridge Work Contribution”. In connection with the Tenant Bridge Allowance, the amount of the Landlord Bridge Work Contribution shall increase the amount of Fixed Rent paid by Tenant as follows: the total amount of the Landlord Bridge Work Contribution shall be amortized over the Extension Term (as hereinafter defined) on a straight-line basis at the interest rate of 0% and Fixed Rent shall be increased by the resulting product of such calculation. For purposes hereof, “Total Costs” shall be defined solely as the reasonable and actual third party costs of installing and/or constructing the Tenant Bridge Work. All costs in excess of the Maximum Contribution incurred for the Tenant Bridge Work shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor.

Should Tenant not elect to proceed with the Tenant Bridge work, Tenant, at Tenant’s choice, may elect to utilize all or part of the aforementioned Maximum Contribution for additional Tenant improvements separate of the Tenant Bridge Work, provided that such Tenant improvements are not excluded by GAAP and to the extent that the Tenant improvements do not create an inducement. If Tenant elects to do such, the amount of the Maximum Contribution shall increase the amount of Fixed Rent paid by Tenant as follows: the amount of the Maximum Contribution actually used for additional Tenant improvements shall be amortized over Extension Term on a straight-line basis at the interest rate of 0% and Fixed Rent shall be increased by the resulting product of such calculation.

(e) It is the mutual intention of Landlord and Tenant that the Fifth Amendment Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Existing Lease, except as otherwise expressly provided to the contrary in this Amendment, and to that end, Landlord and Tenant hereby agree that from and after the Fifth Amendment Additional Premises Commencement Date the word “Premises”, as defined in the Existing Lease, shall mean and include both the Existing Premises and the Fifth Amendment Additional Premises, containing a total of 60,572 rentable square feet, unless the context otherwise requires.

3. Extension Term. The Term of the Existing Premises is hereby extended for a period commencing October 1, 2021 and expiring on the Fifth Amendment Additional Premises Expiration Date (“Extension Term”). During the Extension Term, Tenant shall accept the Existing Premises in its “AS IS” “WHERE IS” condition, without representation or warranty (except as otherwise set forth in the Lease). All references in the Lease to the “Term” shall include the Extension Term. The Fifth Amendment Additional Premises Commencement Date and the Extension Term shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term (“COLT”) in the form attached hereto as Exhibit “B”. If Tenant fails to execute or object to the COLT within twenty (20) days after its delivery, Landlord’s reasonable determination of such dates shall be deemed accepted.

4. Fixed Rent.

(a) Commencing on the Fifth Amendment Additional Premises Commencement Date, Tenant shall pay to Landlord Fixed Rent for the Fifth Amendment Additional Premises for the Term, as follows:

TIME PERIOD		PER RSF	MONTHLY INSTALLMENT	ANNUAL FIXED RENT
From	To
8/1/2014	9/30/2014	$8.79**	$12,563.84	$150,766.10
10/1/2014	7/31/2015	$34.00*	$48,597.33	$583,168.00
8/1/2015	7/31/2016	$34.75*	$49,669.33	$596,032.00
8/1/2016	7/31/2017	$35.50*	$50,741.33	$608,896.00
8/1/2017	7/31/2018	$36.25*	$51,813.33	$621,760.00
8/1/2018	7/31/2019	$37.00*	$52,885.33	$634,624.00
8/1/2019	7/31/2020	$37.75*	$53,957.33	$647,488.00
8/1/2020	7/31/2021	$38.50*	$55,029.33	$660,352.00
8/1/2021	12/31/2021	$39.25*	$56,101.33	$673,216.00

*	Plus Additional Rent and Electric pursuant to the Lease.
**	Reflects two (2) months of base free rent with Tenant being responsible for payment of Additional Rent and Electric pursuant to the Lease.

(b) Payments of Rent. Notwithstanding anything in the Lease to the contrary, Tenant shall pay to Landlord without notice or demand, and without set-off, Rent as required by the Lease by (i) check payable to Landlord, sent to Brandywine Operating Partnership, LP, P.O. Box 11951, Newark, NJ 07101-4951; (ii) electronic fund transfer through the Automated Clearing House network or similar system designated by Landlord, to the extent available (“ACH”) or (iii) wire transfer of immediately available funds to the account at Wells Fargo Bank, account no. 2030000359075 ABA # 121000248 and Tenant shall notify Landlord of each such wire transfer by email to Wire.Confirmation@bdnreit.com (or such other email address provided by Landlord to Tenant). All payments must include the following information: Building Number 597 and Lease Number             . The Lease Number shall be provided by Landlord within a reasonable time following the execution of this Amendment.

5. Additional Rent. From and after the Fifth Amendment Additional Premises Commencement Date, the Tenant’s Share for the Existing Premises and Fifth Amendment Additional Premises shall be 17.8% (60,572 / 340,380). In addition to the foregoing, with respect solely to the Fifth Amendment Additional Premises, the Base Year shall be calendar year 2014. Nothing contained herein is intended to modify that the Base Year for the Existing Premises. Notwithstanding the foregoing, all charges under the Lease shall be billed by Landlord within one (1) year from the end of the calendar year in which the charges were incurred; any charges beyond such period shall not be billed by Landlord, and shall not be payable by Tenant.

6. Electricity Charges. Charges for services provided pursuant to Section 5 of the Existing Lease outside of Business Hours will be provided at Tenant’s expense at $40.00 per hour.

7. Expansion. In addition to Tenant’s expansion right in Section 7 of the Fourth Amendment, Tenant shall have the following expansion right:

(a) Subject to existing tenant rights, and provided Tenant is neither in default at the time of exercise nor has Tenant ever incurred an Event of Default (irrespective of the fact that Tenant cured such Event of Default) of any monetary obligations under the Lease and subject to the existing rights of other tenants within the Building, upon Tenant’s written request; and, further provided, that Tenant first-above named (or its successors by merger, acquisition of Tenant’s assets, or consolidation) shall remain in occupancy of not less than one hundred percent (100%) of the Premises, Landlord shall notify Tenant with regard to that certain 3,909 rentable square foot space in the Building commonly known as Suite E110 (“Expansion Space”) as shown on Exhibit “C”, attached hereto and incorporated herein, that is or Landlord expects to become vacant and available for lease.

(b) In such notice Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of an amendment to the Lease with which the parties would add the Expansion Space to the description of the “Premises,” in either case for a term which would be coterminous with the Lease and which economic terms shall include the estimated date that the Expansion Space shall be available for delivery and the Fixed Rent (which shall be the Fair Market Rent (as defined below) for such space), whereupon Tenant shall have thirty (30) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of an amendment to the Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered “AS -IS”, in a good neat, orderly and broom-clean condition, with all personal property and other tenants and occupants removed from such Expansion Space, and Rent for such additional space shall commence on that date which is the earlier of: (i) Tenant’s occupancy thereof, or (ii) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants. If Tenant shall not accept Landlord’s terms within such thirty (30) day period, or if the parties shall not have executed and delivered a mutually satisfactory lease amendment within thirty (30) days next following Landlord’s original notice under this Section, then Tenant’s rights to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice.

(c) Nothing contained in this Section is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of the Expansion Space within the Building at any time. Tenant’s rights hereunder shall continue throughout the Term (or any extension of the Term) until the final three (3) years of the Term.

(d) For purposes of the Lease, “Fair Market Rent” shall mean the fixed rent, for comparable space, as established by Landlord or as mutually agreed by Landlord and Tenant after Landlord’s receipt of Tenant’s notice of intent to renew. Landlord shall notify Tenant of the applicable Fair Market Rent as determined by Landlord within fifteen (15) days after receipt of Tenant’s notice of intent to renew. In determining the Fair Market Rent, Landlord shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for Recognized Expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement to be made by Landlord to the space and the Recognized Expenses under the Lease. If Landlord and Tenant cannot agree on the Fair Market Rent within fifteen days of Tenant’s receipt of Landlord’s determination, the Fair Market Rent shall be established by the following procedure: (i) Tenant and Landlord, acting reasonably and in good faith, shall agree on a single MAI certified appraiser who shall have a minimum of ten (10) years’ experience in real estate leasing in the market in which the Premises is located; (ii) Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such Fair Market Rent and the reasons therefor; (iii) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party; and (iv) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct. The determinations so chosen shall be the Fair Market Rent. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party.

8. Renewal Option. Tenant shall have the same Renewal Option as set forth in the Second Amendment, to renew the Term for one (1) term of five (5) years beyond the end of the Term.

9. Parking. In addition to the fifteen (15) reserved/exclusive parking spaces provided to Tenant in the Second and Fourth Amendments, Tenant shall be entitled to three (3) reserved/exclusive parking spaces for a total of eighteen (18) reserved/exclusive parking spaces.

10. Existing Tenant Condition. This Amendment and all of the obligations herein are subject to and conditioned upon the satisfaction of the Existing Tenant Condition. For purposes hereof, “Existing Tenant Condition” shall be defined as Landlord recapturing, free and clear, the Fifth Amendment Additional Premises from the existing tenant of the Fifth Amendment Additional Premises.

11. Press Releases; Confidentiality. Landlord shall have the right, without further notice to Tenant, to include general information relating to the Lease, limited to Tenant’s name, the Building and the square footage of the Premises in press releases relating to Landlord’s and its affiliates’ leasing activity. Information relating to rates set forth in the Lease will not be released without Tenant’s prior written consent. Tenant shall not issue, nor permit any broker, representative, or agent representing Tenant in connection with the Lease to issue, any press release or other public disclosure regarding the Lease or any of the terms contained in the Lease (or any amendments or modifications thereto), without the prior written approval of Landlord. The parties acknowledge that the transaction described in the Lease (and any amendments and modifications thereto) and the terms thereof are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under law or under rules and regulations of the Securities and Exchange Commission. Neither party may make any public disclosure of the specific terms of the Lease, except as required by law or as otherwise provided in this paragraph. In connection with the negotiation of the Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicated or use such information, except to Permitted Parties.

12. Representations. Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Existing Premises; (ii) Landlord has performed all outstanding Landlord’s Work under the Existing Lease; and (iii) to Tenant’s knowledge, there are no defaults by Landlord under the Lease. Landlord hereby confirms that (i) the Lease is in full force and effect; (ii) Landlord has performed all outstanding Landlord’s Work under the Existing Lease; and (iii) to Landlord’s knowledge, there are no defaults by Landlord or Tenant under the Lease.

13. Notices. Wherever in the Lease it is required or permitted that notice or demand be given or served by either party to the Lease to or on the other party, such notice or demand shall be duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally-recognized overnight courier service (e.g., Federal Express) with evidence of receipt required for delivery; (iii) forwarded by registered or certified mail, return receipt requested, postage prepaid; or (iv) emailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the addresses set forth below. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party shall have the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Section, and each party shall, if requested, within ten (10) days confirm to the other its notice address. Notices may be given by either an agent or attorney acting on behalf of the party giving such notice. Notwithstanding the foregoing, any notice from Landlord to Tenant regarding the exercise of a right of access to the Premises, invoices, notice of maintenance activities, estimated Operating Expenses, reconciliation of Operating Expenses may be given by written notice left at the Premises or delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified herein.

If to Tenant: QlikTech Inc. 150 N. Radnor-Chester Road, Suite 220 Radnor, PA 19087 Attn: General Counsel Phone: 610-975-5987 E-mail: Deborah.Lofton@qlikview.com	with a copy to: McCausland, Keen & Buckman 259 N. Radnor-Chester Road, Suite 160 Radnor, PA 19087 Attn: Blake T. Fritz, Esq. Phone: 610-341-1016 E-mail: bfritz@mkbattorneys.com

and to Landlord: Brandywine Operating Partnership, L.P. 555 East Lancaster Ave., Suite 100 Radnor, PA 19087 Attn: Jeff DeVuono Phone No. 610-325-5600 E-mail: jeff.devuono@bdnreit.com	with a copy to: Brandywine Realty Trust 555 East Lancaster Ave. Suite 100 Radnor, PA 19087 Attn: Brad A. Molotsky Phone No. 610-325-5600 E-mail: Legal.Notices@bdnreit.com

14. Brokerage Commission. Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction, other than Jones Lang LaSalle. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

15. Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. Tenant shall provide two (2) executed original counterparts of this Amendment to Landlord, and upon Landlord’s counter-signature Landlord shall provide Tenant with one (1), fully executed original of this Amendment. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission shall constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted electronically shall be deemed to be their original signature for all purposes.

16. Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Existing Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. The Existing Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term and power contained in and under the Existing Lease shall continue in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth above. In the event of any conflict between the terms and conditions of this Amendment and those of the Existing Lease, the terms and conditions of this Amendment shall control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto. Tenant specifically acknowledges and agrees that Section 18 of the Original Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.

[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD:

RADNOR PROPERTIES-SDC, L.P.

By: Radnor GP-SDC, L.L.C., its general partner

By:	/s/ DANIEL PALAZZO
Name:	Daniel Palazzo
Title:	VP of Asset Management

TENANT:

QLIKTECH INC.

By:	/s/ TIMOTHY MACCARRICK
Name: Timothy J. MacCarrick
Title: Chief Financial Officer

EXHIBIT “A”

Fifth Amendment Additional Premises

[floor plan]

EXHIBIT “B”

FORM OF COLT

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM (“COLT”) is made as of the              of             ,             , between                      (“Landlord”) and                      (“Tenant”).

1. Landlord and Tenant are parties to that certain              dated              (“Lease Document”), with respect to the premises described in the Lease Document, known as Suite              consisting of approximately              rentable square feet (“Premises”), located at                                         .

2. All capitalized terms, if not defmed in this COLT, have the meaning give such terms in the Lease Document.

3. Tenant has accepted possession of the Premises in its “AS IS” “WHERE IS” condition and all improvements required to be made by Landlord per the Lease Document have been completed.

4. The Lease Document provides for the commencement and expiration of the Term of the lease of the Premises, which Term commences and expires as follows:

a. Commencement of the Term of the Premises:

b. Expiration of the Term of the Premises:

5. The required amount of the Security Deposit and/or Letter of Credit per the Lease Document is $            . Tenant has delivered the Security Deposit and/or Letter of Credit per the Lease Document in the amount of $            .

6. The Building Number is              and the Lease Number is             . This information must accompany every payment of Rent made by Tenant to Landlord per the Lease Document.

TENANT:	LANDLORD:

By:	By:

Name:	Name:

Title:	Title:

Exhibit “C”

Expansion Space

[floor plan]